T. ROWE PRICE STATE TAX-FREE INCOME TRUST

AMENDMENT NO. 9 TO MASTER TRUST AGREEMENT

 The undersigned Secretary of T. Rowe Price State Tax-Free Income Trust (the “Trust”), on behalf of the Georgia Tax-Free Bond Fund, Maryland Short-Term Tax-Free Bond Fund, Maryland Tax-Free Bond Fund, Maryland Tax-Free Money Fund, New Jersey Tax-Free Bond Fund, New York Tax-Free Bond Funds, New York Tax-Free Money Fund and Virginia Tax-Free Bond Fund (the “Sub-Trusts”) under the Master Trust Agreement dated May 30, 1986 does hereby certify that pursuant to the provisions of the Trust, the following was duly adopted by the Trustees of the Trust at a meeting of the Board of Trustees duly held on July 26, 2016:

RESOLVED, that the Trust is hereby authorized to create and add, the timing of which to be determined in management’s discretion, the Georgia Tax-Free Bond Fund—I Class, Maryland Short-Term Tax-Free Bond Fund—I Class, Maryland Tax-Free Bond Fund—I Class, Maryland Tax-Free Money Fund—I Class, New Jersey Tax-Free Bond Fund—I Class, New York Tax-Free Bond Fund—I Class, New York Tax-Free Money Fund—I Class and Virginia Tax-Free Bond Fund—I Class (the “Funds”), each as a separate share class of their respective Sub-Trust;

RESOLVED, that an Amendment to the Master Trust Agreement is hereby authorized to be filed with the Massachusetts Corporations Division to authorize the addition of a separate class of shares to be known as the Georgia Tax-Free Bond Fund—I Class, Maryland Short-Term Tax-Free Bond Fund—I Class, Maryland Tax-Free Bond Fund—I Class, Maryland Tax-Free Money Fund—I Class, New Jersey Tax-Free Bond Fund—I Class, New York Tax-Free Bond Fund—I Class, New York Tax-Free Money Fund—I Class and Virginia Tax-Free Bond Fund—I Class;

RESOLVED, that the issuance and sale of the shares of the Funds and, after redemption pursuant to the charter of the Trust (the “Master Trust Agreement”), including Amendment to the Master Trust Agreement classifying and designating such shares, the re-issuance and resale, at net asset value, of the shares of the Funds (now or hereafter authorized) in a continuous public offering, be, and hereby are, authorized; provided, however, that the number of issued and outstanding shares of the Funds authorized for issuance shall never exceed the number of shares of the Funds that the Trust then has authority to issue under the Master Trust Agreement, and that when issued, delivered and paid for, each such share shall be validly issued, fully paid and nonassessable;

RESOLVED, that the officers of the Trust be and they hereby are authorized and directed in the name and on behalf of the Trust to take such further actions and to execute, deliver and file such further documents and instruments as may be necessary or appropriate from time to time to effect the continuous public offering, issuance, redemption and re-issuance of the shares of the Funds in accordance with the foregoing resolution, the Trust’s Registration Statement on Form N-1A and the Master Trust Agreement; and

FURTHER RESOLVED, that it is hereby recommended and declared advisable that each of the Sub-Trusts adopt the Rule 18f-3 Plan, substantially in the form submitted to this meeting, with any changes approved by the Funds’ counsel, which sets forth the separate arrangements and it is found that the Rule 18f-3 Plan being proposed is in the best interest of each class individually and of each Sub-Trust as a whole.

 IN WITNESS WHEREOF, the undersigned Secretary has hereunto set his hand this 23rd day of May, 2017.

/s/Darrell N. Braman _________________________________ Darrell N. Braman, Secretary

Agmts\MasterTrustAgreements State.doc